                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


         This Agreement, dated as of July 7, 2000, is by and between CMI INDUSTRIES, INC., a Delaware corporation (the "Company"), and JOSEPH L. GORGA (the "Executive").

                              BACKGROUND STATEMENT

         Executive is the President and Chief Executive Officer of the Company. The parties hereto are parties to an employment agreement dated January 1, 1996 between the Company and Executive, as amended by Amendment No. 1 dated September, 1997 and by Amendment No. 2 dated March 14, 2000 (collectively, the "Existing Agreement"). The parties desire to enter into this agreement to extend, modify and restate the Existing Agreement and to provide for the continued employment of Executive by the Company.

                                    AGREEMENT

         In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

         1. Restatement. This Agreement supersedes the Existing Agreement in its entirety, which is hereby terminated, effective as of July 7, 2000 (the "Effective Date"), and as of the Effective Date neither of the parties shall have any further rights or obligations thereunder. From and after the Effective Date, the terms and conditions of the Executive's employment shall be governed by this Agreement.

         2.       Employment and Duties.

                  (a) General. The Company hereby employs Executive as President and Chief Executive Officer of the Company and Executive hereby accepts such employment, upon the terms and conditions herein set forth. In such capacity, Executive shall perform all duties and services inherent or incident to the position, such duties as may be delineated by the Company's Bylaws, and such other duties commensurate with Executive's titles and position as may be assigned to Executive from time to time by the Board of Directors of the Company. If elected or appointed, Executive shall also serve as a director or officer of any of the Company's subsidiaries or affiliated companies and, if elected, will serve as a member of the Board of Directors or committees of the Board of Directors of the Company, without further compensation.

                  (b) Exclusive Services. Throughout the Period (as defined in paragraph 3 below), except as may from time to time be otherwise agreed in writing by the Company or unless prevented by ill health, Executive shall devote his full-time working hours to his duties hereunder, shall exclusively and faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board of Directors of the Company, and shall use his best efforts to promote and serve the interests of the Company.

                  (c) No Other Employment. Throughout the Period, Executive shall not render services, directly or indirectly, to any other person or organization for which he receives compensation without the consent of the Board of Directors of the Company or otherwise engage in activities that would interfere significantly with the faithful or competent performance of his duties hereunder.

         3. Term of Employment. The term of Executive's employment under the terms of this Agreement shall be for an initial period of three (3) years, commencing on the Effective Date and extending through and including the third anniversary of the Effective Date (the "Initial Period"), provided, however, that the term of employment hereunder, if not sooner terminated, shall continue after the third anniversary of the Effective Date for additional one-year periods unless at least ninety (90) days prior to the expiration of the then current term, either the Company or Executive delivers written notice to the other of its or his desire not to extend the term of Executive's employment hereunder (the Initial Period, including the extension thereof, if any, is herein referred to as the "Period," provided, however, that the Period shall terminate when Executive's employment hereunder terminates).

         4. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to Executive during the Period as compensation for services rendered hereunder. The Company shall be entitled to deduct or withhold all taxes and charges that the Company may be required to deduct or withhold from Executive's compensation and benefits.

                  (a) Base Salary. The Company shall pay to Executive an annual base salary (the "Base Salary") at the rate of $450,000 per annum, payable monthly in arrears on the Company's regularly scheduled payroll dates. The Base Salary will be reviewed not less than annually by the Compensation Committee of the Board of Directors of the Company and may be increased, but not decreased.

                  (b) Incentive Compensation. Executive shall be entitled to participate in the Company's incentive compensation plan, and in any revised or substituted plan or other compensation program implemented by the Company in lieu of the incentive compensation plan currently in effect.

                  (c) Employee Benefit Plans. Subject to applicable eligibility requirements, Executive shall be provided throughout the Period the opportunity to participate in those pension and welfare plans, programs and arrangements generally made available to executives of the Company (including any incentive compensation plan, the "Plans"). The Company shall have the right to modify or terminate any Plans or to substitute new Plans.

                  (d) Vacation and Holiday Pay. Responsibilities permitting, Executive shall be entitled to four (4) weeks paid vacation per year, plus paid holidays in accordance with the Company's policy. Executive may carry forward and use in the following year any unused vacation time; provided that vacation time may not be carried forward more than one year and Executive will not be entitled to any payment for unused time.

                  (e) Special Incentive Compensation. In recognition of Executive's efforts in helping the Company achieve certain strategic objectives, the Company shall pay to Executive $100,000 within ten (10) days of the execution and delivery of this Agreement. In addition, the Company shall pay Executive a $50,000 bonus in the event the Company sells or otherwise disposes of substantially all of its assets deployed in the automotive fabrics business of the Chatham Division of the Company in one or more transactions approved by the Board of Directors of the Company. For the avoidance of doubt, to be entitled to the full bonus, substantially all of the assets associated with the woven fabrics automotive business, the circular knit fabrics automotive business and the woven velour fabrics automotive business must all be sold or otherwise disposed of. Notwithstanding the foregoing, the Board of Directors of the Company shall consider paying and may in its discretion agree to pay Executive a portion of the bonus upon completion of the sale of less than substantially all of the aforementioned assets. Payment of any amount due under this paragraph shall be made within fifteen (15) days of the completion of such transaction or transactions regarding such sale or disposition.

         5. Expenses. During the Period, the Company shall pay on behalf of Executive (or reimburse Executive for) reasonable and necessary business expenses incurred by Executive at the request of, or on behalf of, the Company in the performance of his duties pursuant to this Agreement. In addition, the Company will continue to pay or reimburse Executive's club expenses on the basis heretofore adopted by the parties under the Existing Agreement. Executive shall file such expense reports with respect thereto as required by the Company's policies.

         6.       Termination of Employment.

                  (a)      Resignation by Executive; Termination for Cause.

                           (i) Except as otherwise provided in paragraph 6(e) below, if prior to the expiration of the Period, Executive resigns from his employment hereunder or his employment is terminated by the Company for Cause, as defined in subparagraph 6(a)(ii) hereof, Executive shall not be entitled to receive any further compensation under paragraph 4 hereof. Without limiting the generality of the foregoing, Executive shall not be entitled to receive any compensation under the Company's incentive compensation plan for the fiscal year in which the effective date of resignation or termination for Cause occurs or to participate in any Plans with respect to future periods after the effective date of such resignation or termination. However, Executive shall be entitled to receive the following:

                                    (1)      Base Salary to the extent accrued
                           as of the effective date of such resignation or termination.

                                    (2)      Vested benefits under any Plan as
                           of the termination date in accordance with the terms of such Plan.

                           (ii)     Termination for "Cause" shall mean
                  termination of Executive's employment with the Company by the Board of Directors of the Company because of (A) any act or omission that constitutes a material breach by Executive of any of his obligations or agreements under this Agreement or the failure or refusal of Executive to perform any duties reasonably required hereunder after notification by the Board of Directors of such breach, failure or refusal and failure of Executive to correct such breach, failure or refusal within ten days of such notification (other than by reason of the incapacity of Executive due to physical or mental illness), or
                  (B) the committing by Executive of a felony, or (C) the perpetration by Executive of a dishonest act or common law fraud against the Company or any of its affiliates, or (D) the impairment of Executive's capacity or performance due to alcohol or other substance abuse, or (E) any other act or omission that is materially detrimental to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any affiliate thereof.

                           (iii)    The effective date of Executive's
                  resignation under this paragraph 6(a) shall be the earlier of two weeks after receipt by the Company of written notice of resignation or the date set forth in such resignation. The effective date of termination of employment by the Company under this paragraph 6(a) shall be the date specified in a written notice of termination (which date shall be no earlier than the date of furnishing such notice), or if no such date is specified therein, the date of receipt by Executive of such written notice of termination.

                  (b)      Termination Without Cause.

                           (i) Subject to the provisions hereinafter set forth, if, prior to the expiration of the Period, Executive's employment is terminated by the Company without Cause, Executive shall not be entitled to receive any further compensation under paragraph 4 hereof, but Executive shall be entitled to receive the following:

                                    (1)      Base Salary accrued as of the
                           termination date.

                                    (2)      The greater of the following two
                           amounts:

                                             (A) An amount equal to the Base
                                    Salary that would have accrued (at the then current Base Salary rate) over the remainder of the Period if Executive had not been terminated, payable over the remainder of the Period in equal monthly installments on the Company's regularly scheduled payroll dates commencing on the first pay period to occur following the last payment under clause (1) above; or

                                             (B) An amount equal to one year's
                                    Base Salary (at the then current Base Salary rate), payable over one year in equal monthly installments on the Company's regularly scheduled payroll dates commencing on the first pay period to occur following the last payment under clause (1) above.

                                    (3)      The health care and life insurance
                           benefits coverage provided to Executive at his date of termination shall be continued at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if Executive reaches age 65 or similar events), beginning on the date of such termination and ending on the date the last payment is due under clause (2) above; and any additional coverages Executive had at termination, including dependent coverage, will also be continued for such period on the same terms based on the same proportionate share of total cost of each such coverage as is being paid by Executive at the time of such termination.

                                    (4)      Any bonus payable under an
                           incentive compensation or other Plan for the fiscal year in which the termination is effective, pro rated based on the number of days from the first day of such fiscal year to and including the date of termination. Any pro rated bonus payable hereunder shall be paid on the applicable date provided for in the Plan.

                                    (5)      Vested benefits under any other
                           Plan as of the termination date in accordance with the terms thereof.

                           (ii) If, following a termination of employment without Cause, Executive breaches the provisions of paragraph 7 hereof, Executive shall not be eligible, as of the date of such breach, for the payment of any further benefits under clauses (2) and (3) of subparagraph 6(b)(i) above, and all obligations and agreements of the Company to pay such benefits shall thereupon cease.

                           (iii) In addition to the amounts provided for in subparagraph 6(b)(i) above, the Company shall pay to Executive the amount, if any, which when added to the other amounts payable to Executive under this subparagraph 6(b), will place Executive in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor statute of similar import, did not apply to any of the amounts payable under this paragraph 6(b), including this subparagraph 6(b)(iii). Amounts payable under this subparagraph 6(b)(iii) shall be paid not less than 14 business days prior to the date Executive must pay any portion of such excise tax penalty, whether by estimated tax payment or otherwise.

                  (c) Death or Disability. If Executive dies prior to the expiration of the Period, his beneficiary or estate shall be entitled to receive a pro rata portion of the Base Salary and a pro rata portion of any incentive compensation bonus, at the rates paid to Executive pursuant to subparagraph 3(a) hereof at the date of death, for a period of 90 days following such date of death. If Executive suffers from a Permanent Disability (as hereinafter defined) prior to the expiration of the Period, the Company shall be entitled to terminate this Agreement by notice and Executive shall be entitled to receive a pro rata portion of the Base Salary and a pro rata portion of any incentive compensation bonus, at the rates paid to Executive pursuant to subparagraph 3(a) hereof at the date of Permanent Disability, for a period of 180 days following such date of Permanent Disability. Except as otherwise provided above and except for the right to receive vested benefits under any Plan in accordance with the terms of such Plan, Executive shall not be entitled to receive any further compensation under paragraph 3 hereof after the date of his death or Permanent Disability. "Permanent Disability" shall mean Executive's permanent disability as defined in the Company's disability insurance policy then in effect, or, if there is no insurance policy then in effect, as defined in the Company's employee disability policy in effect on the Effective Date.

                  (d) Expiration of Term. Except as otherwise provided in this subparagraph 6(d), in the event either Executive or the Company gives written notice of non-renewal of this Agreement pursuant to paragraph 3 hereof, following expiration of the Period, Executive shall not be entitled to receive any further compensation under paragraph 4 hereof and, except as provided in the following sentence, shall not be entitled to any severance or termination payments. Notwithstanding the foregoing, during the six-month period following expiration of the Period while Executive is employed by the Company:

                           (i) In the event Executive resigns or the Company terminates Executive with Cause, then subparagraph 6(a) shall apply to such resignation or termination even though the Period has expired.

                           (ii)     In the event the Company terminates
                  Executive without Cause, then subparagraph 6(b) shall apply to such termination even though the Period has expired.

                           (iii) In the event a "Change of Control" (as defined below) occurs while Executive is employed by the Company, then subparagraph 4(e) and subparagraph 6(e) shall apply even though the Period has expired.

                  (e)      Change of Control.

                           (i) Notwithstanding the foregoing provisions of this paragraph 6, if a Change of Control occurs during the Period (or within six months after the expiration of the Period while Executive is employed by the Company) and either
                  (x) the Company terminates Executive's employment with the Company within one year after the Change of Control other than for "Good Cause" (as hereinafter defined) or in connection with his death or Permanent Disability; or (y) Executive resigns within one year after the Change of Control for "Good Reason" (as hereinafter defined), then Executive shall not be entitled to receive any further compensation under paragraph 4 hereof, but Executive shall be entitled to receive the following:

                                    (1) Base Salary accrued as of the
                           termination date.

                                    (2)      An amount equal to two years' Base
                           Salary (at the then current Base Salary rate), payable over one year in equal monthly installments on the Company's regularly scheduled payroll dates commencing on the first pay period to occur following the last payment under clause (1). Notwithstanding the foregoing, (x) in the event the Change of Control is as described in clause (C) of the definition thereof, then the amounts payable under this clause
                           (2) shall be paid in their entirety upon occurrence of the underlying event that the stockholders voted in favor of; and (y) in the event Executive shall have resigned for Good Reason within seven days after the occurrence of a Change of Control (or in the case of changes of control based upon a stockholder vote, the occurrence of the underlying event that the stockholders voted in favor of), then the amounts payable under this clause (2) shall be paid in their entirety upon occurrence of the Change of Control or the underlying event as the case may be.

                                    (3)      The health care and life insurance
                           benefits coverage provided to Executive at his date of termination shall be continued for a two year period at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if Executive reaches age 65 or similar events), beginning on the date of such termination; and any additional coverages Executive had at termination, including dependent coverage, will also be continued for such period on the same terms based on the same proportionate share of total cost of each such coverage as is being paid by Executive at the time of such termination. Notwithstanding the foregoing, (x) in the event the Change of Control is as described in clause (C) of the definition thereof, then the benefits due under this clause (3) shall be fully funded upon occurrence of the underlying event that the stockholders voted in favor of; and (y) in the event Executive shall have resigned for Good Reason within seven days after the occurrence of a Change of Control (or in the case of changes of control based upon a stockholder vote, the occurrence of the underlying event that the stockholders voted in favor
                           of), then the benefits due under this clause (3) shall be fully funded upon occurrence of the Change of Control or the underlying event as the case may be.

                                    (4)      Except as provided below, any bonus
                           payable under an incentive compensation or other Plan for the fiscal year in which the termination is effective, pro rated based on the number of days from the first day of such fiscal year to and including the date of termination. Any pro rated bonus payable hereunder shall be paid on the applicable date provided for in the Plan. In the event Executive resigns during the first year following a Change of Control for Good Reason as defined in clause (A) or
                           (B) of the definition thereof, then the amount of bonus to be paid under any incentive compensation Plan then in effect shall be double the maximum amount to which Executive would be entitled to thereunder for that year, regardless of whether the Company achieves the required results required to earn the maximum payments thereunder, and the bonus amount shall be payable within seven days of the termination of employment.

                                    (5)      Vested benefits under any other
                           Plan as of the termination date in accordance with the terms thereof.

                           (ii)     If, following such a termination or
                  resignation, Executive breaches the provisions of paragraph 7 hereof, Executive shall not be eligible, as of the date of such breach, for the payment of any further benefits under clauses (2) and (3) of subparagraph 6(e)(i) above, and all obligations and agreements of the Company to pay such benefits shall thereupon cease.

                           (iii) In addition to the amounts provided for in subparagraph 6(e)(i) above, the Company shall pay to Executive the amount, if any, which when added to the other amounts payable to Executive under this subparagraph 6(e), will place Executive in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor statute of similar import, did not apply to any of the amounts payable under this paragraph 6(e), including this subparagraph 6(e)(iii). Amounts payable under this subparagraph 6(e)(iii) shall be paid not less than 14 business days prior to the date Executive must pay any portion of such excise tax penalty, whether by estimated tax payment or otherwise.

For purposes of this subparagraph, a termination of Executive's employment by the Company without Good Cause subject to this subparagraph 6(e) shall be deemed to have occurred even if a Change of Control has not occurred if the termination without Good Cause occurs at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a Change of Control, or otherwise in connection with or in anticipation of a Change of Control. For purposes of this Agreement, the following definitions shall apply:

         "Change of Control" shall mean any of the following:

                  (A) The acquisition by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than by any employee benefit plan of the Company which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors. Notwithstanding the foregoing provisions of this subparagraph (A), the redemption by the Company prior to the Effective Date of Common Stock of the Company held by the "MLCP Investors" (as defined in the Amended and Restated Stockholders Agreement dated as of February 14, 1992, as amended, among the Company and other signatories thereto), shall not be deemed a Change in Control under this subparagraph (A).

                  (B) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which the shares of the Company's voting stock outstanding immediately prior to such reorganization, merger or consolidation do not constitute or become exchanged for or converted into more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding voting securities.

                  (C) Approval by the stockholders of the Company of a liquidation or dissolution of the Company or of the sale of all or a majority of the revenue producing assets of the Company considered on a consolidated basis.

                  (D) Approval by the Board of Directors of the Company of the sale or disposition of 60% or more of the Company Assets (as hereinafter defined) in one or more transactions. "Company Assets" shall mean the revenue producing assets of the Company, considered on a consolidated basis, as of the Effective Date and any revenue producing assets acquired by the Company subsequent to the Effective Date. For all purposes of this subparagraph (D), the Company Assets shall be determined by reference to the book value of such assets as shown on the Company's financial statements.

         "Good Reason" shall mean:

                  (A) The assignment to Executive of any duties inconsistent and in diminution in any respect with Executive's then current position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; or

                  (B) A reduction in the overall level of Executive's compensation or benefits; or

                  (C) The Company's requiring Executive to be based at any office or location other than the office at which he is based on the Effective Date, except for travel reasonably required in the performance of his responsibilities; or

                  (D) Any purported termination by the Company of Executive's employment other than for Good Cause; or

                  (E) Any failure by the Company to comply with and satisfy paragraph 10(b) of this Agreement; or

                  (F) If after the sale or disposition of 60% or more of the Company Assets in one or more transactions, Net Sales (as hereinafter defined) are reduced by more than 60%. "Net Sales" shall mean the quarterly net sales of the Company, considered on a consolidated basis, as reported in the Company's quarterly report on Form 10-Q as filed with the Securities and Exchange Commission. The amount of a reduction in Net Sales shall be determined by comparing Net Sales for the fiscal quarter ending July 1, 2000 with the Net Sales for the first full fiscal quarter commencing after the sale or other disposition of Company Assets.

         For purposes of this Agreement, any good faith determination of "Good Reason" made by Executive shall be conclusive.

         "Good Cause" shall mean and be limited to (A) an act or acts of personal dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company, (B) repeated violations by Executive of Executive's obligations as an employee of the Company which are demonstrably willful and deliberate on Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, or (C) the conviction of Executive of a felony.

         7.       Noncompetition; Noninterference and Nondisclosure.

                  (a) General. This Agreement is being entered into by Executive in consideration of the Company's continued employment of Executive pursuant to this Agreement. Executive expressly acknowledges that he has and will continue to have special knowledge, contacts and expertise with respect to the Restricted Business (as defined below), and that the Company would not employ him, or make the expenditures necessary to enable Executive to perform the duties incident to his employment by the Company, without obtaining the covenants and agreements of Executive set forth in this paragraph 7, which Executive acknowledges and agrees reflect reasonable restrictions necessary and appropriate to protect the interests of the Company.

                  (b) Modification of Definitions. Executive acknowledges that from time to time Executive and the Company may agree to change the definition of Restricted Business or Territory (as defined below). Any such changes will be binding upon Executive.

                  (c) Noncompetition. Executive acknowledges that as a member of the Office of the President of the Company and Senior Vice President and Chief Executive Officer of the Company, he has and will have executive responsibility for the business and operations of the Company, throughout the states of Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Iowa, Kansas, Louisiana, Massachusetts, Maryland, Michigan, Mississippi, Missouri, New Jersey, New York,

         North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Vermont, Virginia and Washington (hereinafter the "Territory") and that it is reasonable, and necessary, for the Company to protect itself on such basis. For so long as Executive is employed by the Company and continuing through the Restricted Period (as defined below), Executive covenants and agrees that in the Territory he will not, unless he receives the prior written consent of the Company, directly or indirectly:

                           (i) have any interest in (whether as owner, consultant, officer, director or otherwise) (but excluding an interest by way of employment only);

                           (ii) act as agent, broker or distributor for, or adviser or consultant to; or

                           (iii) be employed as an executive or hold an executive position in any business (without regard to the form in which conducted) which is engaged, or which he reasonably knows is undertaking to become engaged, in the Territory in the business of (1) manufacturing and selling greige woven fabrics; (2) designing, manufacturing or selling wide elasticized knit fabrics produced in warp knit styles or circular knit styles for use in, among other things, intimate apparel, foundations, swimwear, bodywear and other activewear; (3) designing, manufacturing or selling narrow elasticized fabrics for use in, among other things, intimate apparel, swimwear and medical uses; (4) designing, manufacturing or selling upholstery fabrics for use in the transportation and automotive markets; or (5) designing, manufacturing or selling blankets, mattress pads, electric mattress pads, fringed throws, afghans or infant bedding products (collectively, the "Restricted Business"). For purposes of this Agreement, the Restricted Period shall mean (x) in the case of a resignation or termination for Cause subject to paragraphs 6(a) or 6(d)(i) or a termination subject to paragraph 6(c) (in the case of a Permanent Disability), a period of 24 months after the date of the resignation or termination; (y) in the case of a resignation or termination subject to paragraphs 6(d)(iii) or 6(e), a period of 12 months after the date of the resignation or termination; or (z) in the case of a resignation or termination subject to paragraphs 6(b) or 6(d)(ii), the period during which payments are to be made to Executive pursuant to subparagraph 6(b)(i)(2) hereof, without regard to the possible application of subparagraph 6(b)(ii) hereof. Except as expressly provided in the preceding sentence with respect to certain resignations and terminations described in paragraph 6(d) hereof, there will be no Restricted Period if the term of this Agreement expires without renewal pursuant to paragraph 3 hereof.

                  (d) Noninterference. During the Restricted Period, Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization or entity (other than the Company), solicit or endeavor to entice away from the Company, any subsidiary or affiliate of the Company known by Executive to be a subsidiary or an affiliate of the Company (an "Affiliate") or otherwise interfere with the relationship of the Company or any Affiliate with, any person who is employed by or associated with the Company or any Affiliate (including, but not limited to, any independent sales representatives or organizations) or any person or entity who is, or was within the then most recent 12-month period, a customer or client of the Company or any Affiliate located within the Territory.

                  (e) Nondisclosure. Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment, hereunder, he may acquire or has acquired confidential information and trade secrets concerning the operations of the Company or its Affiliates, the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Executive covenants and agrees with the Company that he will not at any time, except in performance of Executive's obligations to the Company hereunder or with the prior written consent of the Board of Directors of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company, or any predecessors to its business, or use any such information to the detriment of the Company or any of its Affiliates. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade (provided that disclosure to a governmental agency under compulsion or in compliance with applicable laws, rules or regulations shall not be disclosure to the public or the trade for purposes of this subsection) with respect to the Company's or any of its Affiliates' products, manufacturing processes, facilities and methods, research and development, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, cost sheets, customer lists, marketing plans or strategies, financial information (including the revenues, costs or profits associated with any of the Company's or any of its Affiliates' products), business plans, prospects or opportunities. Executive understands and agrees that the rights and obligations set forth in this subparagraph 7(e) shall survive the Restricted Period and Executive's employment hereunder and shall continue in the case of confidential information constituting a trade secret, indefinitely, and in the case of other confidential information, for a period of five years after the date of his termination of employment.

                  (f) Exclusive Property. Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Executive relating to the business of the Company shall be and remain the property of the Company. Upon the termination of his employment with the Company for any reason or upon the request of the Company at any time, Executive shall promptly deliver to the Company, and shall not retain copies of, any written materials not previously made available to the public or records or documents made by Executive or coming into his possession concerning the business or affairs of the Company, excluding records relating exclusively to the terms and conditions of his employment relationship with the Company. Executive understands and agrees that the rights and obligations set forth in this subparagraph 7(f) are perpetual and, in any case, shall extend beyond the Restricted Period and Executive's employment hereunder.

                  (g) Stock Ownership. Nothing in this Agreement shall prohibit Executive from acquiring or holding any voting securities of any company or other business entity, provided that (i) Executive does not participate in the operations of any such company, (ii) the voting securities are listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc., and (iii) Executive and members of his immediate family do not own, at any time during the Restricted Period, more than 5% of the issued and outstanding voting securities of such entity.

                  (h) Modification. It is understood and agreed by the parties hereto that should any portion, provision or clause of the foregoing be deemed too broad to permit enforcement to its full extent, then it shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

                  (i) Independent. The covenants and agreements set forth in the foregoing subparagraphs shall be deemed and shall be construed as separate and independent covenants and agreements, and should any part or provision of such covenants and agreements be held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part or provision thereof or any separate covenant not declared invalid, void, or unenforceable; and this Agreement shall in that case be construed as if the void, invalid or unenforceable provisions were omitted.

         8.       Intellectual Property.

                  (a) Communication. Executive shall communicate to the Company promptly and fully all inventions, discoveries, designs, processes, improvements, works, documents, brochures, sales literature, computer software, patents, copyrights, trademarks, trade names and similar information (hereinafter collectively called "Intellectual Property") made or conceived by Executive (whether solely by Executive or jointly with others and whether involving equipment, products, systems, services or procedures) during the Period (i) that are along the lines of or are related to the present or prospective business, work, investigations, or other activity of the Company, (ii) that result from, are suggested by, or are related to any work that Executive may do in connection with his employment pursuant to this Agreement, or (iii) that result in whole or in part from work performed by Executive during time for which he is paid as an employee or independent contractor of the Company.

                  (b) Assistance. Executive shall assist the Company and its designees during and subsequent to the Period in every proper way (without charge to the Company, but without expense to Executive) in obtaining and maintaining, for the benefit of the Company and its designees, patents and registrations in any and all countries for the Intellectual Property.

                  (c) Assignment. Executive shall assign to the Company all of Executive's right, title and interest in and to Intellectual Property to make such Intellectual Property the sole and exclusive property of the Company or its designees.

                  (d) Records. Executive shall keep and maintain adequate and current written records of all Intellectual Property, in the form of notes, sketches, drawings, samples or reports relating to them, which records shall be and remain the property of the Company at all times.

         9. Injunctive Relief. Without intending to limit the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in paragraphs 7 and 8 hereof may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in this Agreement.

         10.      Nonassignability; Binding Agreement.

                  (a) By Executive. Neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by Executive without the Company's prior written consent; provided, however, that nothing in this paragraph shall preclude Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death, or the executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto.

                  (b) By the Company. Except as provided in the following sentence, this Agreement nor any of the Company's rights and obligations hereunder may be assigned, delegated or transferred by it without Executive's prior written consent. Any business entity succeeding to substantially all of the business of the Company by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by and shall adopt and assume this Agreement and the Company shall obtain the assumption of this Agreement by such successor.

                  (c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and Executive's heirs and the personal representatives of Executive's estate.

         11. Attorneys' Fees. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest following any Change of Control (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including any legal fees and expenses incurred as a result of any contest by Executive about the amount of any payment pursuant to paragraph 6(e) of this

Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended.

         12. Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         13. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

         14. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the laws of the State of New York.

         15. Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, certified mail, return receipt requested, or overnight or special courier, to the address specified below the parties' respective signatures or to such other address as may be specified by notice from time to time by the Company or Executive. A notice shall be deemed given, if by personal delivery or overnight or special courier, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

         16. Supersedes Previous Agreements. This Agreement constitutes the entire agreement of the parties, and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings, with respect to the subject matter hereof.

         17. Counterparts. This Agreement may be executed by either of the parties hereto in counterpart, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         18. Headings. The headings of paragraphs and subparagraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.



                [Remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.



                                     CMI INDUSTRIES, INC.


                                     By:  /s/ James A. Ovenden
                                          ------------------------------
                                          James A. Ovenden
                                          Executive Vice President and Chief
                                          Financial Officer

                                     Address:

                                     1301 Gervais Street
                                     Columbia, South Carolina 29201




                                     /s/ Joseph L. Gorga                 [L.S.]
                                     -----------------------------------
                                     Joseph L. Gorga

                                     Address:

                                     4102 Brambletye Drive
                                     Greensboro, NC 27407